Exhibit 10.3*

December 9, 2013

Bob Borchers
2207 Martin Ave
Pleasanton, CA 94588

Dear Bob,

It is my distinct pleasure to confirm to you our offer to join Dolby Laboratories, Inc. (“Dolby”) as Senior Vice President, Chief Marketing Officer, reporting to me. We will assume your date of hire to be Monday, January 6, 2014. Your starting base salary will be $400,000.00 per year, payable bi-weekly (in accordance with our 9/80 work schedule) and subject to applicable tax withholdings.

You are eligible to participate in the Executive Dolby Annual Incentive Plan (“Executive Plan”) for the fiscal year ending September 26, 2014.  You are eligible to receive an Executive Plan target award of 65% of your annual base salary, prorated to your date of hire.  Your actual bonus, which may be more or less than your target, will be based on the achievement of company goals, your individual performance and the terms of the Executive Plan.  Subject to your continued employment with Dolby, your first incentive payout (if any) of the Executive Plan is anticipated to be in December 2014 for the fiscal year ending September 26, 2014.

You will receive one-time new hire stock option and restricted stock unit (“RSU”) awards under the Dolby Laboratories, Inc. 2005 Stock Plan (the “Plan”) as follows: (i) a stock option to purchase 171,425 shares of Dolby’s Class A common stock, and (ii) 34,275 RSUs. In addition, as further special inducement to join Dolby, you will receive (i) a one-time stock option award to purchase 47,625 shares of Dolby’s Class A common stock, and (ii) a one-time RSU award of 14,275 RSUs. The awards will have an effective date of the 15th day (or the next business day if the 15th day is not on a business day) of the calendar month on or following your date of hire. The stock options will have an exercise price equal to the fair market value of the Class A common stock as of the close of the market on the date of grant. The stock options and RSUs are also subject to the standard terms and conditions of the Plan and the execution of the applicable award agreements.

As a full-time employee of Dolby, you will be eligible to participate in our comprehensive benefits program. As part of your benefits package, you will initially accrue Personal Time Off (PTO) at a rate of 4.62 hours per full pay period (120 hours per year). Additionally, you will receive 40 hours per year, up to a maximum of 120 hours, in a Reserve Illness Account (RIA) on January 1st (a prorated number of hours will be added for calendar year 2014 upon hire). You will also be eligible for Dolby’s designated paid holidays.

You will be eligible to enroll in Dolby’s health plan(s) on the first day of your employment. You will also be eligible to participate in our 401(k) Plan (the “Dolby Laboratories, Inc. Retirement Plan”) as soon as administratively feasible following your date of hire.

The employment relationship between you and Dolby is one of employment "at-will" with either party having the right to terminate the relationship at any time, with or without cause. Our employment at-will relationship can only be modified by a written agreement signed by Dolby’s President.

By signing this offer of employment as set forth below, you acknowledge that this offer of employment is contingent upon completion of the four factors noted below prior to or on your first day of employment. The documents noted in factors 1) & 2) will be sent to you electronically.

1.	That you execute a Confidential Information and Invention Assignment Agreement upon acceptance of our offer of employment.

2.	That you sign the Acknowledgement of Receipt Form to acknowledge that you have received and read the following:

a.	Dolby Laboratories, Inc. Code of Business Conduct and Ethics (the “Code”);

b.	Dolby Laboratories, Inc. Insider Trading Compliance Program (the “Insider Trading Policy”);

c.	Dolby Laboratories, Inc. Anticorruption Policy (the “Anticorruption Policy”); and

d.	Dolby Laboratories, Inc. Policy Regarding Reporting of Financial and Accounting Concerns (the “Policy Regarding Reporting of Financial and Accounting Concerns”).

3.
That on your first day of employment, you produce documentation that verifies your eligibility to be legally employed in the United States. This documentation generally consists of any combination of documents listed on the enclosed Employment Eligibility Verification (I-9) Form. This documentation must be presented to us on your first working day. As needed, Dolby will sponsor non-immigrant visas for you and your dependents to the extent of your eligibility.

4.	That a pre-employment background and reference check is completed to our satisfaction.

This offer of employment supersedes all prior offers, both oral and written and is the complete understanding of our offer of employment to you. Please accept this offer by signing below and returning it to my attention no later than December 11, 2013. We very much hope that you will accept our offer but if we do not receive your acceptance by that date, this offer will expire.

We feel that you can make a significant contribution to the growth and future of Dolby and we look forward to welcoming you to our team!

Sincerely,

/s/ Kevin Yeaman
Kevin Yeaman
President & Chief Executive Officer

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I have read, understand, and accept the offer of employment as stated above:

/s/ Bob Borchers            December 10, 2013
Bob Borchers                            Date